EXHIBIT 10.51

Deed Poll of Indemnification
Dated 13 September 2010
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Deed Poll of Indemnification
(United Kingdom — Closures, Reynolds Consumer Products and Reynolds Foodservice)

Schedule

1. Part A: United Kingdom Guarantor	8

2. Part B: List of Indemnitees	8

THIS DEED POLL OF INDEMNIFICATION is made on 13 September, 2010
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	As part of the Reynolds group of companies (the “Reynolds Group”), each United Kingdom Guarantor (as defined below) is a guarantor and/or a security provider (as relevant) in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”), including, without limitation, by:
1.	providing a guarantee and/or security (as applicable) with respect to the senior secured credit agreement dated as of November 5, 2009, between, among others, RGHL, the borrowers listed therein and Credit Suisse AG, as amended by Amendment No. 1, dated as of January 21, 2010 and as further amended by an incremental amendment and assumption agreement dated as of May 4, 2010 (as further amended, extended, restated or otherwise modified the “Senior Secured Credit Facilities”);

2.	providing a guarantee and/or security (as applicable) with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated November 5, 2009 (the “2009 Notes”);

3.	providing a guarantee with respect to certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007, and (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010; and

4.	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”).

B.	It is currently intended that RGHL will indirectly and/or directly acquire the Pactiv group of companies (the “Pactiv Group”) (the “Acquisition”).
C.	In order to fund the Acquisition and the associated costs and transactions required to effect the Acquisition, certain members of the Reynolds Group intend to incur additional indebtedness. In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended. Each United Kingdom Guarantor (as defined below) may, among other things, be required to do some or all of the following:
1.	enter into a new indenture in respect of the issue of new unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), including the provision of related guarantees in respect of the New Unsecured Notes;

2.	enter into a new indenture in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”), including the provision of related guarantees and/or security (as applicable) in respect of the New Secured Notes;

3.	enter into one or more registration rights agreements or joinders thereof and/or one or more purchase agreements or joinders thereof relating to the New Unsecured Notes and the New Secured Notes;

4.	publish offering documents in respect of the New Secured Notes and the New Unsecured Notes, together with entering into agreements relating to both the underwriting of those notes by the initial note purchasers and the future registration of those notes (and consequent tender offer) with the US Securities Exchange Commission;

5.	enter into one or more amendment agreements and/or amendment and restatement agreements which will, among other things, increase the available commitments under the Senior Secured Credit Facilities and make additional amendments to facilitate the Acquisition (the “Additional Bank Debt”);

6.	provide certain affirmation, re-affirmations and/or confirmations that its guarantees currently in place in respect of the Senior Secured Credit Facilities and the 2009 Notes continue in full force and effect and, in the case of the Senior Secured Credit Facilities, extend to the Additional Bank Debt;

7.	provide any amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second ranking) in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Senior Secured Credit Facilities and the 2009 Notes (the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes and the Additional Bank Debt on a pari passu basis with the Senior Secured Credit Facilities and the 2009 Notes to the extent possible and (ii) continue to secure obligations in respect of the 2009 Notes; and

8.	enter into such amendments, supplements, joinders or other documents in connection with the Intercreditor Arrangements to the extent required as may be necessary to give effect to the proposed new structure,
(together, the “Financing Transactions”).
In addition, certain of the United Kingdom Guarantors may be required to take certain steps as may be necessary or desirable to effect corporate restructuring(s) and other steps necessary or desirable to implement the Acquisition and may also participate in and take steps in connection with the acquisition of certain of the Pactiv Group entities, and associated steps to fund such acquisitions, by members of the Reynolds Group upon or following closing of the Acquisition, including, without limitation, by way of entry into of any acquisition agreement(s), loan agreements, capital increases and/or any other documents (the “Acquisition and Structuring Transactions”).
(The Financing Transactions together with the Acquisition and Structuring Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)
D.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as a deed poll (this “Deed Poll”) in favour and for the benefit of each Indemnitee.
THIS DEED POLL WITNESSES as follows:
1.	Definitions
“Indemnitee” means each person listed in Part B of the Schedule to this Deed Poll; and

“United Kingdom Guarantor” means each company listed in Part A of the Schedule to this Deed Poll.

2.	Indemnification
RGHL shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a United Kingdom Guarantor in his or her capacity as a director of that company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.
3.	Limitations on Indemnification
Notwithstanding any other provision of this Deed Poll, an Indemnitee shall not be entitled to indemnification under this Deed Poll:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by a United Kingdom Guarantor or any affiliate of RGHL otherwise than pursuant to this Deed Poll; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law;

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant United Kingdom Guarantor; or

(iii)	such indemnification is provided by the relevant United Kingdom Guarantor, in its sole discretion, pursuant to the powers vested in the United Kingdom Guarantor under applicable law.

4.	Indemnification Procedure
4.1	Each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Deed Poll. To obtain indemnification payments or advances under this Deed Poll, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee. Subject to clause 4.2, RGHL shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

4.2	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.
5.	Severability
If any provision or provisions of this Deed Poll shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Deed Poll shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6.	Governing law
This Deed Poll shall be governed by and its provisions construed in accordance with English law.
7.	Amendments
No amendment or modification of this Deed Poll shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Deed Poll.
8.	Termination
This Deed Poll shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the later to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director of the relevant United Kingdom Guarantor; and

(b)	the date on which all obligations of the relevant United Kingdom Guarantor of which that Indemnitee is a director in respect of the Transaction Documents are expired, terminated or released.

IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.

Reynolds Group Holdings Limited
/s/ Gregory Cole
Name:	Gregory Cole

/s/ [ILLEGIBLE]
Signature of witness

Secretary
Occupation

Auckland
City of Residence

Schedule
Part A
United Kingdom Guarantor
•	IVEX Holdings, Ltd.
•	Kama Europe, Limited
•	Closure Systems International (UK) Limited
•	Reynolds Consumer Products (UK) Limited
•	Reynolds Subco (UK) Limited
Part B
List of Indemnitees
•	Stephen John Buttery
•	Susan Foster
•	Paul Donald Thomas
•	Gregory Alan Cole
•	Helen Dorothy Golding
•	Michael Eugene Graham
•	Victor Lance Mitchell
•	Francisco Javier Hernandez-Muñoz
•	Gary Thomas